                                                                    EXHIBIT 99.1

                        AMERICAN CLAIMS EVALUATION, INC.
                          REPORTS FIRST QUARTER RESULTS
                     AND APPOINTS J. H. COHN LLP AS AUDITOR

JERICHO, NY, August 17, 2004: American Claims Evaluation, Inc. (NASDAQ:AMCE)
announced revenues of $287,190 and a net loss of $133,343 ($.03 net loss per share) for the three month period ended June 30, 2004 as compared to revenues of
$305,749 and a net loss of $88,831 ($.02 net loss per share) for the three months ended June 30, 2003. Revenues decreased as a result of a reduction in cases referred to the Company for vocational rehabilitation services.

                                                                                         Three Months Ended
                                                                                 -----------------------------------
                                                                                      06/30/04         06/30/03
                                                                                 -----------------------------------
                                                                                            (Unaudited)

Revenues                                                                                   $287,190        $305,749

Operating loss                                                                            (147,727)       (113,247)

Loss before income tax expense                                                            (132,343)        (85,831)

Net loss                                                                                 ($133,343)       ($88,831)

Net loss per share - basic                                                                  ($0.03)         ($0.02)
                                                                                 ===================    ============
Net loss per share - diluted                                                                ($0.03)         ($0.02)
                                                                                 ===================    ============
Weighted average shares - basic                                                           4,459,800       4,259,800
Weighted average shares - diluted                                                         4,459,800       4,259,800

The Company also announced that it has appointed J.H. Cohn LLP to replace KPMG
LLP as the Company's independent auditors for the year ended March 31, 2005.

The appointment of J.H. Cohn LLP was made after careful consideration by the
Audit Committee, the Board of Directors and management of the Company, and concludes a thorough evaluation process. In accordance with applicable securities laws, the engagement of J.H. Cohn LLP was approved by the Audit
Committee of the Board of Directors of the Company. The decision to change auditors was not the result of any disagreement between the Company and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During its tenure as the Company's independent auditors, KPMG LLP has provided many years of quality service and has demonstrated a high level of professionalism.

American Claims Evaluation, Inc., through its wholly owned subsidiary, RPM
Rehabilitation & Associates, Inc., offers a full range of vocational rehabilitation and disability management services.

For further information contact: Gary J. Knauer, Chief Financial Officer,
American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753;
telephone number (516) 938-8000.

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